Exhibit 99.1

Media contact	Investor contact
Anita Liskey, 312.466.4613	John Peschier, 312.930.8491
William Parke, 312.930.3467	CME-G
news@cmegroup.com
www.cmegroup.mediaroom.com

FOR IMMEDIATE RELEASE
CME Group Inc. Reports Strong Second-Quarter 2016 Financial Results

•	Total average daily volume reached 15.1 million contracts in second-quarter 2016, including a quarterly record in agricultural commodities

•	Second-quarter 2016 revenue increased 11 percent compared with second-quarter 2015

•	Adjusted net income and adjusted diluted earnings per share both increased 15 percent compared with second-quarter 2015

CHICAGO, July 28, 2016 - CME Group Inc. (NASDAQ: CME) today reported revenue of $906 million and operating income of $563 million for the second quarter of 2016. Net income was $320 million and diluted earnings per share were $0.95. On an adjusted basis, net income would have been $387 million and diluted earnings per share would have been $1.14. Financial results presented on an adjusted basis for the second quarter of 2016 and 2015 exclude certain items, which are detailed in the reconciliation of non-GAAP results.1
“Our second-quarter results reflect steady and balanced growth across our diverse set of products, with four of our six product lines delivering more than 20 percent year-over-year increases in volume and transaction fee revenue," said CME Group Executive Chairman and President Terry Duffy.  “Total revenue growth of 11 percent, combined with strong expense management, allowed us to further improve margins and expand adjusted earnings per share by 15 percent. Total open interest reached an all-time high of more than 116 million contracts on June 9, demonstrating how market participants increasingly rely on CME Group to meet their risk management needs.”

1. A reconciliation of the non-GAAP financial results mentioned to the respective GAAP figures can be found within the Reconciliation of GAAP to non-GAAP Measures chart at the end of the financial statements and earnings presentation materials.
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“Working in collaboration with customers and intermediaries, we continue to deliver innovative products and services in all of our business lines,” said CME Group Chief Executive Officer Phupinder Gill.  “As a result, many of our offerings have outperformed comparable products traded elsewhere. During the second quarter, we became the first exchange to offer swaptions clearing. It followed the highly successful launch of our Ultra 10-Year Treasury futures in the first quarter. Last week, we announced the launch of S&P 500 Total Return Index futures. This comes in advance of the uncleared swap margin rules scheduled to go into effect on September 1, which we view as a catalyst for developing more specialized products going forward - particularly in our interest rate, foreign exchange and equity lines.”

Second-quarter 2016 average daily volume was 15.1 million contracts, up 13 percent from second-quarter 2015, and included a quarterly record for agricultural commodities. Clearing and transaction fee revenue was $768 million, up 13 percent compared with second-quarter 2015. Second-quarter 2016 total average rate per contract was 78.2 cents, up from 75.6 cents in first-quarter 2016, driven primarily by a sequential product mix shift with an increased proportion of the volume from commodity contracts which capture higher fees. Market data revenue was $103 million, up slightly compared with the second quarter last year.
As of June 30, 2016, the company had $1.2 billion of cash and marketable securities and $2.2 billion of long-term debt. The company paid the regular second-quarter dividend of approximately $202 million at the end of June, bringing the amount paid in dividends to shareholders to date in 2016 to $1.4 billion. The company has returned more than $6 billion to shareholders in the form of dividends since the implementation of the variable dividend policy in early 2012.
CME Group will hold a conference call to discuss second-quarter 2016 results at 8:30 a.m. Eastern Time today. A live audio Webcast of the call will be available on the Investor Relations section of CME Group’s Web site at www.cmegroup.com. An archived recording will be available for up to two months after the call.

As the world’s leading and most diverse derivatives marketplace, CME Group (www.cmegroup.com) is where the world comes to manage risk. CME Group exchanges offer the widest range of global benchmark products across all major asset classes, including futures and options based on interest rates, equity indexes, foreign exchange, energy, agricultural commodities, metals, weather and real estate. CME Group brings buyers and sellers together through its CME Globex® electronic trading platform, its trading facilities in New York and Chicago, and through its London-based CME Europe derivatives exchange.  CME Group also operates one of the world’s leading central counterparty clearing

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providers through CME Clearing and CME Clearing Europe, which offer clearing and settlement services across asset classes for exchange-traded contracts and over-the-counter derivatives transactions.  These products and services ensure that businesses everywhere can substantially mitigate counterparty credit risk.

CME Group is a trademark of CME Group Inc. The Globe Logo, CME, Globex and Chicago Mercantile Exchange are trademarks of Chicago Mercantile Exchange Inc. CBOT and the Chicago Board of Trade are trademarks of the Board of Trade of the City of Chicago, Inc. NYMEX, New York Mercantile Exchange and ClearPort are registered trademarks of New York Mercantile Exchange, Inc. COMEX is a trademark of Commodity Exchange, Inc. KCBOT, KCBT and Kansas City Board of Trade are trademarks of The Board of Trade of Kansas City, Missouri, Inc. All other trademarks are the property of their respective owners. Further information about CME Group (NASDAQ: CME) and its products can be found at www.cmegroup.com.

Statements in this press release that are not historical facts are forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied in any forward-looking statements. We want to caution you not to place undue reliance on any forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the factors that might affect our performance are increasing competition by foreign and domestic entities, including increased competition from new entrants into our markets and consolidation of existing entities; our ability to keep pace with rapid technological developments, including our ability to complete the development, implementation and maintenance of the enhanced functionality required by our customers while maintaining reliability and ensuring that such technology is not vulnerable to security risks; our ability to continue introducing competitive new products and services on a timely, cost-effective basis, including through our electronic trading capabilities, and our ability to maintain the competitiveness of our existing products and services, including our ability to provide effective services to the swaps market; our ability to adjust our fixed costs and expenses if our revenues decline; our ability to maintain existing customers, develop strategic relationships and attract new customers; our ability to expand and offer our products outside the United States; changes in domestic and non-U.S. regulations, including the impact of any changes in domestic and foreign laws or government policy with respect to our industry, such as any changes to regulations and policies that require increased financial and operational resources from us or our customers; the costs associated with protecting our intellectual property rights and our ability to operate our business without violating the intellectual property rights of others; decreases in revenue from our market data as a result of decreased demand; changes in our rate per contract due to shifts in the mix of the products traded, the trading venue and the mix of customers (whether the customer receives member or non-member fees or participates in one of our various incentive programs) and the impact of our tiered pricing structure; the ability of our financial safeguards package to adequately protect us from the credit risks of clearing members; the ability of our compliance and risk management methods to effectively monitor and manage our risks, including our ability to prevent errors and misconduct and protect our infrastructure against security breaches and misappropriation of our intellectual property assets; changes in price levels and volatility in the derivatives markets and in underlying equity, foreign exchange, interest rate and commodities markets; economic, political and market conditions, including the volatility of the capital and credit markets and the impact of economic conditions on the trading activity of our current and potential customers; our ability to accommodate increases in contract volume and order transaction traffic and to implement enhancements without failure or degradation of the performance of our trading and clearing systems; our ability to execute our growth strategy and maintain our growth effectively; our ability to manage the risks and control the costs associated with our strategy for acquisitions, investments and alliances; our ability to continue to generate funds and/or manage our indebtedness to allow us to continue to invest in our business; industry and customer consolidation; decreases in trading and clearing activity; the imposition of a transaction tax or user fee on futures and options on futures transactions and/or repeal of the 60/40 tax treatment of such transactions; and the unfavorable resolution of material legal proceedings. For a detailed discussion of these and other factors that might affect our performance, see our filings with the Securities and Exchange Commission, including our most recent periodic reports filed on Form 10-K and Form 10-Q.

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CME Group Inc. and Subsidiaries
Consolidated Balance Sheets
(in millions)

	June 30, 2016	December 31, 2015
ASSETS
Current Assets:
Cash and cash equivalents	$1,161.1	$1,692.6
Marketable securities	79.8	72.5
Accounts receivable, net of allowance	427.0	357.8
Other current assets (includes $30.0 and $32.0 in restricted cash)	220.7	228.6
Performance bonds and guaranty fund contributions	36,138.6	35,553.0
Total current assets	38,027.2	37,904.5
Property, net of accumulated depreciation and amortization	437.9	491.7
Intangible assets—trading products	17,175.3	17,175.3
Intangible assets—other, net	2,489.9	2,537.9
Goodwill	7,569.0	7,569.0
Other assets (includes $65.7 and $70.5 in restricted cash)	1,926.3	1,681.0
Total Assets	$67,625.6	$67,359.4
LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$35.6	$28.7
Other current liabilities	246.8	1,242.8
Performance bonds and guaranty fund contributions	36,137.4	35,553.0
Total current liabilities	36,419.8	36,824.5
Long-term debt	2,230.2	2,229.3
Deferred income tax liabilities, net	7,352.7	7,358.3
Other liabilities	549.0	395.5
Total Liabilities	46,551.7	46,807.6
Shareholders’ equity	21,073.9	20,551.8
Total Liabilities and Equity	$67,625.6	$67,359.4

CME Group Inc. and Subsidiaries
Consolidated Statements of Income
(dollars in millions, except per share amounts; shares in thousands)

	Quarter Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenues
Clearing and transaction fees	$767.6	$681.8	$1,563.7	$1,390.0
Market data and information services	102.9	102.8	205.3	200.8
Access and communication fees	22.3	21.5	43.9	42.8
Other	13.6	13.9	27.7	29.1
Total Revenues	906.4	820.0	1,840.6	1,662.7
Expenses
Compensation and benefits	131.7	141.5	263.6	282.8
Communications	6.3	6.6	13.0	14.2
Technology support services	17.7	16.1	35.1	31.7
Professional fees and outside services	39.0	27.7	70.7	56.8
Amortization of purchased intangibles	24.0	25.0	48.0	49.9
Depreciation and amortization	30.4	33.3	64.3	65.1
Occupancy and building operations	24.4	23.5	45.7	46.3
Licensing and other fee agreements	32.8	28.8	71.8	59.4
Other	36.8	22.4	91.2	54.1
Total Expenses	343.1	324.9	703.4	660.3
Operating Income	563.3	495.1	1,137.2	1,002.4
Non-Operating Income (Expense)
Investment income	17.2	18.5	34.8	24.2
Gains (losses) on derivative investments	—	—	—	(1.8)
Interest and other borrowing costs	(31.0)	(28.6)	(60.8)	(60.2)
Equity in net earnings (losses) of unconsolidated subsidiaries	27.0	26.0	53.8	48.5
Other non-operating income (expense)	(10.4)	(62.9)	(20.4)	(41.2)
Total Non-Operating	2.8	(47.0)	7.4	(30.5)
Income before Income Taxes	566.1	448.1	1,144.6	971.9
Income tax provision	246.0	183.1	456.7	376.5
Net Income	$320.1	$265.0	$687.9	$595.4
Earnings per Common Share:
Basic	$0.95	$0.79	$2.04	$1.77
Diluted	0.95	0.78	2.03	1.76
Weighted Average Number of Common Shares:
Basic	337,289	336,036	337,152	335,859
Diluted	338,706	337,796	338,599	337,574

CME Group Inc. and Subsidiaries
Quarterly Operating Statistics

	2Q 2015	3Q 2015	4Q 2015	1Q 2016	2Q 2016
Trading Days	64	64	64	61	64
Quarterly Average Daily Volume (ADV)
CME Group ADV (in thousands)

Product Line	2Q 2015	3Q 2015	4Q 2015	1Q 2016	2Q 2016
Interest rate	6,599	6,658	6,097	8,246	6,776
Equity	2,364	3,287	2,743	3,557	2,957
Foreign exchange	903	855	779	944	838
Energy	1,749	1,965	2,032	2,536	2,322
Agricultural commodity	1,400	1,267	1,200	1,206	1,722
Metal	331	353	326	454	468
Total	13,347	14,384	13,178	16,944	15,082
Venue
Electronic	11,705	12,620	11,420	14,713	13,355
Open outcry	1,108	1,110	1,055	1,423	1,075
Privately negotiated	534	653	704	807	651
Total	13,347	14,384	13,178	16,944	15,082
Average Rate Per Contract (RPC)
CME Group RPC

Product Line	2Q 2015	3Q 2015	4Q 2015	1Q 2016	2Q 2016
Interest rate	$0.502	$0.506	$0.517	$0.501	$0.496
Equity	0.725	0.708	0.718	0.726	0.709
Foreign exchange	0.816	0.785	0.813	0.767	0.798
Energy	1.277	1.197	1.232	1.203	1.168
Agricultural commodity	1.311	1.290	1.339	1.321	1.291
Metal	1.634	1.600	1.644	1.597	1.562
Average RPC	$0.777	$0.759	$0.789	$0.756	$0.782

CME Group Inc. and Subsidiaries
Reconciliation of GAAP to non-GAAP Measures
(dollars in millions, except per share amounts; shares in thousands)

	Quarter Ended June 30, 2016		Six Months Ended June 30, 2016,
	2016	2015	2016	2015
Net Income	$320.1	$265.0	$687.9	$595.4

Restructuring and severance	—	1.9	—	7.4

Acquisition-related costs	—	—	—	0.9

Amortization of purchased intangibles	24.0	25.0	48.0	49.9

Loss on disposal of building assets	4.0	—	5.3	—

Loss and expenses related to sale-leaseback of data center	—	—	28.6	—

Real estate taxes and fees	—	10.0	—	10.0

Foreign exchange transaction (losses) gains[1]	11.6	(11.1)	15.5	(1.1)

Impairment loss on investment	3.8	—	3.8	—

Gain on sale of BM&FBOVESPA shares	—	(5.9)	—	(5.9)

Debt prepayment costs	—	61.8	—	64.1

GFI termination fee - net of the portion paid to outside advisers	—	—	—	(22.5)

Income tax effect related to above	(13.7)	(28.3)	(34.2)	(34.5)

Other income tax items[2]	37.5	17.4	37.5	17.4

Adjusted Net Income	$387.3	$335.8	$792.4	$681.1

GAAP Earnings per Common Share:
Basic	$0.95	$0.79	$2.04	$1.77
Diluted	0.95	0.78	2.03	1.76

Adjusted Earnings per Common Share:
Basic	$1.15	$1.00	$2.35	$2.03
Diluted	1.14	0.99	2.34	2.02

Weighted Average Number of Common Shares:
Basic	337,289	336,036	337,152	335,859
Diluted	338,706	337,796	338,599	337,574

1. Results include foreign exchange transaction net losses principally related to cash held in British pounds within foreign entities whose functional currency is the U.S. dollar.
2. Income tax expense recognized primarily from the remeasurement of tax positions resulting from state and local income tax law changes in second-quarter 2016.